Exhibit 99.1

Summary of Amended 2014 Non-Employee Director Compensation

The Non-employee Director compensation plan for 2014 (the “Plan”) applies solely to members of the Company’s board of directors who are not employees of the Company (each, a “Non-employee Director”).  Pursuant to the Plan, each Non-employee Director will receive: (i) annual cash compensation of $22,000; and (ii) an annual award of such number of shares of the Company’s common stock that has a Fair Market Value (as defined in the Company’s Amended and Restated 2005 Stock Incentive Plan) of $29,000 on March 26, 2014; provided that such shares are restricted and will vest on November 30, 2014.  Each Non-employee Director serving on the Company’s Audit Committee or Compensation Committee will receive an additional $1,000 per quarter in cash for each such committee on which the director serves.

In addition, the Non-executive Chairman of the Company’s board of directors shall receive an additional number of shares of the Company’s common stock having a Fair Market Value of $50,000 on June 12, 2014, the date of the approval of the amended Plan.  The actual number of shares to be awarded shall be prorated based on the date of the commencement of the Non-executive Chairman’s service in 2014; provided that such shares are restricted and will vest on November 30, 2014.